MEMORDANDUM OF UNDERSTANDING
BETWEEN
SHAREHOLDERS OF TAGALDER GLOBAL INNOVATIONS LTD
AND
TAGLADER (2000) INCORPORATED

This is to confirm that the shareholders of Tagalder Global Innovations Ltd.., ("TGI") agrees to sell and Tagalder (2000) Incorporated, a Canadian public Corporation, ("Tagalder") agrees to purchase 30% of Tagalder Global Innovations Ltd. under the following terms and conditions.

1. TGI owns a multi-media entertainment production company in Hong Kong known as the media entertainment division of "New Dimension Production (HK)
     Limited:

2.   The Price

     Tagalder agrees to pay C$1,942,956 for 30% of the ownership in TGI.

3.   The Management

     Tagalder will elect one director to the Board of TGI.

4.   Payment

     Both parties agree that Tagalder will issue common shares to pay for the purchase.

     Ownership:                30% of Taglader Global Innovations Ltd.
     Purchase Price:           C$1,942,956
     Share Price:              C$0.17
     New Issued Shares:        11,429,152

5.   Official Approval

     This Memorandum of Understanding is conditional upon the following official approval:

     Tagalder's Board
     Regulatory Approval
     Tagalder's Shareholders

6.   Attachment

     a. Audited Financial Statement of Tagalder Global Innovations Ltd.
     b. Certificate of Registration of Taglader Global Innovations Ltd.
     c. Business Executive Summary
     d. Evaluation

7.   This Memorandum of Understanding is signed on April 26, 2001 by:



/s/ Shareholders of Tagalder
Global Innovations Ltd.                      /s/ Taglader (2000) Incorporated
____________________________                 ________________________________
Shareholders of Taglader                     Tagalder (2000) Incorporated
Global Innovations Ltd.

Date: 04 26, 2001                            Date: 04 26, 2001